UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.   20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest reported)

           July 26, 2007

RED LAKE EXPLORATION, INC.
(Exact name of registrant as specified in its chapter)

Nevada (State or other jurisdiction of incorporation)	000-52055 (Commission File Number)	00-0000000 (I.R.S. Employer Identification No.)
10168 Lawson, Richmond, British Columbia, Canada (Address of principal executive offices)		V7E 5M3 (Zip Code)

Registrant’s telephone number, including area code  (604) 961-0301

n/a
(Former name or former address, if changed since last report)

INFORMATION TO BE INCLUDED IN REPORT

Item 8.01.  Other Events.

On July 24, 2007, Red Lake Exploration, Inc. announced the due diligence, organization and negotiations for the purchase of mineral properties in Chile.  A press release regarding the visit to the mineral properties was issued on July 24, 2007.  A copy of this press release is attached as Exhibit 99.1 and hereby incorporated by reference.

Item 9.01.  Financial Statements and Exhibits.

(d)

Exhibits

Exhibit	Description
99.1	Press release dated July 24, 2007 announcing the visit to mineral properties in Chile.	Included

Form 8-K	Red Lake Exploration, Inc.	Page 2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Red Lake Exploration, Inc. has caused this report to be signed on its behalf by the undersigned duly authorized person.

RED LAKE EXPLORATION, INC.

/s/ John Di Cicco

Dated:  July 26, 2007

By:

John Di Cicco – CEO & President

Form 8-K	Red Lake Exploration, Inc.	Page 3

Exhibit 99.1

RED LAKE EXPLORATION, INC.	NEWS RELEASE

10168 Lawson Drive, Richmond, British Columbia, V7E 5M3, Canada

Trading Symbol: RLKX	Contact Information
Exchange: OTCBB	Phone: 604-961-0301

Red Lake visits Chilean properties

Richmond, British Columbia – July 24, 2007 – Red Lake Exploration, Inc. (NASD OTCBB: RLKX) (“Red Lake”) John Di Cicco, the president of Red Lake, and two Canadian geologists were in Chile two weeks ago to visit a number of mineral properties in the Third Region. They visited approximately 12 properties primarily indicating copper, but also iron, gold, lead and zinc, and reviewed the results of work conducted on the properties by others.  Mr. Di Cicco identified one property of interest on which considerable due diligence was conducted.  He is negotiating purchase terms with the owner and is waiting for geological and due diligence reports on approximately 11 other mineral properties.

In anticipation of purchasing a property in Chile, Red Lake has initiated the formation of a Chilean Limitada to hold its interest in a mineral property and has contracted with an experienced manager resident in Chile who is organizing an office and other resources.

As negotiations progress Red Lake will issue further news releases.

About Red Lake Exploration, Inc.

Red Lake is a Nevada corporation with headquarters in Richmond, Canada and is in the exploration business.

This news release may contain, in addition to historical information, forward-looking statements.  These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management.  Actual results could differ materially from current projections or implied results.  Please refer to Red Lake’s filings with the Securities and Exchange Commission for a summary of important factors that could affect Red Lake’s forward-looking statements.  Red Lake undertakes no obligation to revise these statements following the date of this news release.

Red Lake Exploration, Inc.

Per:

 /s/ John Di Cicco

_______________________

John Di Cicco - President